Exhibit 10.25

One Keuka Business Park, Penn Yan, NY 14527

Office (315) 694-7134

PROMISSORY NOTE

Amount of the Note:	$20,000

Date of the Note:	January 13, 2011

Payee:	Clermont Endondontic Specialists for: Sinopoli Investment, LLC

FOR VALUE RECEIVED, the undersigned, GreenCell, Incorporated (the “Maker”) promises to pay to the order of the Payee, (“defined as the Payee or any Holder in due course of this Note), at such place as the Payee may from time to time designate to the Maker in writing, in legal tender of the United States, the amount of the Note, upon the following terms:

1. The Principal Amount of the Note shall be due and payable 12 months from the date specified above.

2. The Note shall accrue interest at 10% annum and shall be due and payable on January 13, 2012. The total amount due is $22,000.

3. If, at any time, any monies due hereunder are not paid when due, or any other conditions hereof are not met, time being of the essence, Maker shall be in default. In such event, Payee shall have all rights and remedies available to it under Florida law, and in the event that Payee is required to take any legal action to collect upon, or otherwise enforce this Note, Maker agrees to pay all costs of collection of this Note including a reasonable attorney’s fee, and all costs, expenses and attorney’s fee for any retrial, rehearing or appeals on failure to pay any principal, interest or other sums due under this Note on the due date thereof. In the event of default, this Note and all sums due hereunder shall bear interest at the highest lawful rate of interest permitted in the State of Florida from and after the date when such sums are due. The interest payable or agreed to be paid hereunder shall not exceed the highest lawful rate of interest permitted in the State of Florida, and if, inadvertently, there is such excess sum, it shall be applied to reduce the Principal Amount.

4. This Note shall be construed and enforced according to the laws of Florida. This Note may not be changed orally, but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

5. Payee hereby agrees to loan the sum of $20,000 under the terms and conditions of this Agreement, and agrees to terms and conditions set forth herein. Payee represents to Maker that he or she is an accredited investor, as that term is defined under applicable laws, is fully aware of the risks associated with the loan that is being made hereby, and has had full and ample opportunity to review any and all pertinent financial and operational information relative to Maker, including all SEC filings or other documents, and has had the opportunity to seek and obtain any and all legal or financial advice or counsel relative to the making of this type of loan. All payments due hereunder shall be made to Payee at the following address:

Payee:	Clermont Endondontic Specialists for: Sinopoli Investment, LLC

Address:	265 Hatteras Avenue, Suite 2

City:	Clermont

State:	Florida

Zip Code:	34711

“Maker”		“Payee”

GreenCell, Incorporated

	/s/ Dan Valladao		/s/ Clermont Endondontic
Specialists for:
Sinopoli Investment, LLC

By:	/s/ Dan Valladao	By:	/s/ Darren Sinopoli
Authorized Representative

Date: January 13, 2011		Date: January 13, 2011